Exhibit 10.23

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LION ELECTRIC

PURCHASE AGREEMENT

between

LION BUSES INC.

The “Buyer’’

and

ROMEO SYSTEMS, INC.

The "Seller''

dated as of

November 2, 2020

SCHEDULE 6 - Seller Limited Warranty terms

SCHEDULE 7 - Product warranties

PURCHASE AGREEMENT

This Purchase Agreement, dated as of November 2, 2020 (this "Agreement"), is entered into between LION BUSES INC. (DBA LION ELECTRIC), a corporation existing under the laws of the Province of Québec (Canada) having its main place of business at 921 Chemin de la Rivière du Nord, Saint-Jérôme (Québec), J7Y 5G2 ("Buyer") and ROMEO SYSTEMS, INC. a corporation existing under the laws of Delaware having its main place of business at 4380 Ayers Avenue Vernon, CA, 90058 ("Seller", and together with Buyer, the "Parties", and each, a "Party").

WHEREAS Buyer is an innovative OEM manufacturer of electric, zero-emission vehicles across multiple vehicle class, including school buses, midi/minibuses and heavy-duty trucks;

WHEREAS Seller is in the business of selling batteries and battery packs for commercial vehicles;

WHEREAS Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Goods as defined herein;

NOW, THEREFORE the Parties agree as follows:

ARTICLE 1

Definitions

Capitalized terms have the meanings set forth or referred to in this ARTICLE 1

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, investigative or otherwise, whether at law, in equity or otherwise.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common or indirect Control with, such Person.

"Agreement" means this Agreement and all Individual Transactions and all schedules, exhibits, attachments or appendices specifically referenced herein and therein.

"Business Day" means any day other than Saturday and Sunday or any Statutory holiday generally observed in either Canada or the US.

"Buyer Contracts" means all contracts or agreements to which Buyer is a party or to which any of its material assets are bound.

"Claim" means any Action brought against a Person entitled to indemnification under ARTICLE 15.

"Confidential Information" has the meaning set forth in the non disclosure agreement referenced in ARTICLE 10.

"Confirmation" has the meaning set forth in Section 6.2.

"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

"Defective" means not conforming to the warranties in Section 14.1.

"Defective Goods" means goods shipped by Seller to Buyer under this Agreement that are Defective.

"Delivery Date" means the delivery date for Goods ordered hereunder that is set forth in a Purchase Order which must be a Business Day no fewer than [*] days following delivery of the applicable Purchase Order to Seller.

"Delivery Location" means the street address specified in the applicable Purchase Order.

"Dispute" has the meaning set forth in Section 18.16.

"Dispute Notice" has the meaning set forth in Section 18.16..

"Effective Date" means the date of the last signature, which shall be the date at which this Agreement becomes effective.

"Encumbrance" means any charge, claim, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, hypothec, easement, encroachment, right of way, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but excluding restrictions arising under applicable Law.

"Excess Goods" means Goods that, when counted together with all other Goods having the same model number and received by Buyer under the same Purchase Order, are in excess of the quantities of the Goods ordered under that Purchase Order.

"Force Majeure Event" has the meaning set forth in Section 18.2.

"Forecast" means, regarding any twelve (12) month period, a good faith projection or estimate of Buyer's requirements for Goods during each calendar month during the period, which approximates, as nearly as possible, based on information available at the time to Buyer, the quantity of Goods that Buyer may order for each such month, as defined in ARTICLE 5.

"Goods" means the goods set forth in Schedule 1.

"Governmental Authority" means any federal, provincial, territorial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasigovernmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

"HST" means harmonized sales tax, or goods and services tax, imposed under the HST Act (or any provincial or territorial legislation imposing sales tax, harmonized sales tax or goods and services tax.

"HST Act" means Part IX of the Excise Tax Act (Canada).

"Indemnified Party" has the meaning set forth in Section 15.1.

"Indemnifying Party" has the meaning set forth in Section 15.1.

"Individual Transaction" means an individual transaction under this Agreement that is governed by the terms and conditions of a Purchase Order that has been accepted by Seller under ARTICLE 6 and that incorporates by reference the terms and conditions of this Agreement.

"Initial Term" has the meaning set forth in Section 11.1

"Intellectual Property Rights" is defined in the NDA in Schedule 3 signed between the Parties on September 19th, 2019;

"Law" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

"Losses" has the meaning set forth in Section 15.1.

"Non-Conforming Goods" means any goods received by Buyer from Seller that: (i) do not conform to the model number listed in the applicable Purchase Order; or (ii) do not conform to the Specifications;. Where the context requires, Non-conforming Goods are deemed to be Goods for the purposes of this Agreement.

"Notice" has the meaning set forth in Section 18.04.

"Person" means any individual, partnership, corporation, trust, unlimited liability company, unincorporated organization, association, Governmental Authority or any other entity.

"Personnel" means agents, employees or subcontractors engaged or appointed by Seller or Buyer.

"Price" has the meaning set forth in Section 9.1.

"Purchase Order" means Buyer's purchase order issued to Seller hereunder, including all terms and conditions attached to, or incorporated into, such purchase order.

"Purchase Order Terms" means the terms specified by Buyer in a Purchase Order set forth in Schedule 2.

"Renewal Term" has the meaning set forth in Section 11.2

"Representatives" means a Party's Affiliates, and each of their respective Personnel, officers, directors, partners, shareholders, agents, lawyers, third-party advisors, successors and permitted assigns.

"Seller Contracts" means all contracts or agreements to which Seller is a party or to which any of its material assets are bound.

"Specifications" means the specifications for the Goods attached hereto as Schedule 2.

"Taxes" means any commodity tax, including sales, use, excise, value-added, HST, consumption or other similar tax, including penalties or interest, imposed, levied or assessed by any Governmental Authority.

"Term" has the meaning set forth in Section 11.1 and Section 11.2.

"Trademarks" means all rights in and to Canadian and foreign trademarks, trade dress, trade names, brand names, logos, corporate names and domain names, and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

"Trade Secrets" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

ARTICLE 2

Scope of Work

Section 2.1         Scope of purchase. Buyer confirms selection of Seller as a supplier of batteries and battery packs for Buyer's vehicle platforms as defined in this Agreement and in accordance with the terms contained herein; and conditional on Buyer having completed a detailed technical and manufacturability assessment to Buyer's satisfaction

Section 2.2         Expectations. Seller confirms having human and material resources, capacity and capability to fulfil its obligations and responsabilities under this Agreement. The Seller also acknowledges being able to support plans for Buyer's growth that Buyer has provided to Seller before the date hereof . This acknowledgment includes engineering and technical support as required by Buyer related to development projects, production optimization and cost reduction projects. Seller is considered to be an integral part of Buyer's success.

Seller agrees that Buyer will perform a detailed technical and manufacturability assessment and audit within forty five (45) days of execution of this Agreement.

ARTICLE 3

Agreement to Purchase and Sell Goods

Section 3.1         Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Buyer shall purchase Goods from Seller, and Seller shall sell Goods to Buyer, at the Prices established herein.

Section 3.2         Minimum Quantities. Notwithstanding any Forecasts, Buyer shall purchase a minimum quantity of the Goods to support [*] MWh during the Initial Terrm of this Agreement This minimum quantity shall apply to any combination of Buyer vehicle types.

Section 3.3         Commercial Best Efforts for Vehicle Orders

Seller will use best Commercial Efforts to translate Vehicle Orders from Fleet Manager Partners to Buyer's specific Vehicle Offerings (Lion6, Lion8, etc.) Best Commercial efforts include but are not limited to Fleet Manager Partners' Pilot Program Inclusion and Production Program Inclusion. The intent is for Seller to utilize best Commercial Efforts to enable at least [*] of Fleet Manager Vehicle Orders to Buyer over the Term of this Agreement. Buyer's intent is to utilize Battery Recycling Services from Seller's partners for orders resulting from Best Commercial Efforts.

ARTICLE 4

Order of Precedence

Section 4.1         The express terms and conditions contained in this Agreement and the Purchase Order Terms exclusively govern and control each of the Parties' respective rights and obligations regarding the purchase and sale of the Goods, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Agreement, the order of precedence is: (a) this Agreement, (b) the Schedules attached hereto & (c) the Purchase Order Terms. Except for such contrary terms, each Individual Transaction consists of the terms and conditions of each Purchase Order, which incorporates by reference the terms and conditions of this Agreement for all applicable purposes hereunder.

Section 4.2         Without limitation of anything contained in this ARTICLE 4, any additional, contrary or different terms contained in any of Seller's Confirmations, invoices or other communications, or in any Purchase Order (other than Purchase Order Terms that are in all respects consistent with this Agreement), and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Buyer or Seller (as the case may be) and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed written amendment to this Agreement by authorized Representatives of both Parties.

ARTICLE 5

Non-Binding Forecasts

Section 5.1         Provision of Forecasts. Buyer shall , provide Seller with Forecastson a quarterly basis.

Section 5.2         Forecasts Are Non-binding. The Forecasts are for information purposes only. Any product quantities cited in or pursuant to this Agreement, except for quantities cited in a Purchase Order as firm, are preliminary and non-binding only. Buyer makes no representation or warranty as to the quantity of products that it will purchase as communicated in the forecast, either for dates or quantities

ARTICLE 6

Order Procedure

Section 6.1         Purchase Orders. Buyer shall issue Purchase Orders to Seller in written form via email.

Section 6.2         Acceptance and Rejection of Purchase Orders. Seller shall confirm to Buyer the receipt of each Purchase Order issued hereunder (each, a "Confirmation") within five (5) Business Days following Seller's receipt thereof by Notice via e-mail. Each Confirmation must reference Buyer's Purchase Order number, confirm acceptance of the Purchase Order or, solely if permitted under this section 6.2, advise Buyer of Seller's rejection of such Purchase Order, the date of acceptance or rejection and the basis for rejection, if applicable. If Seller fails to issue a Confirmation within the time set forth in the first sentence of this section 6.2,, Seller will be deemed to have accepted the Purchase Order. Buyer may withdraw any Purchase Order prior to Seller's acceptance (or deemed acceptance) thereof. Seller may only reject a Purchase Order if Seller has sent Buyer a Notice of termination under Section 6.4 or Section 11.4.

Section 6.3         Buyer's Right to Terminate Individual Transactions. If buyer terminates any Individual Transaction with or without cause, Buyer must pay Seller for all work in progress, including time and materials, associated with such Individual Transaction.

Section 6.4         Seller's Right to Terminate Individual Transactions. Seller may, on Notice to Buyer, terminate an Individual Transaction after Buyer receives Notice under Section 11.4.

Section 6.5         Effect of Termination of Individual Transactions. If any Individual Transaction is terminated under this Section 6.5 or ARTICLE 11, in accordance with Buyer's written direction, Seller shall immediately:

a.     cease work and purchasing materials relating to fulfilling the Individual Transaction, subject to the terms and conditions of this Section 6.5; and

b.    deliver to Buyer on request all or any portion of Goods under the relevant Individual Transaction at the Prices.

Section 6.6         Change Management. Buyer can request a change of the Item at any moment. Such Engineering or design change can have impacts on costs and production of Seller's Item. The Buyer must submit a written request for change to the Seller. Within five (5) business days of the request, the Seller must submit to the Buyer the impacts of the changes requested, including but not limited to Price and aditionnal delays of production. If such impact has a negative and material effect, then Buyer reserve its rights under Section 11.3.

As the case may need, Buyer must confirm within seven (7) business days its decision in a new Purchase Order after the reception of the impacts from the Seller accordingly to the procedure established in Section 6.7.

Seller proposed changes Any change impacting fit, form or function of the Goods must be submitted to Buyer at least [*] weeks in advance and approved by Buyer before the change is incorporated. Supplier must complete the Product/Process Change notification form available in Schedule 5 (Lion Quality Manual).

Section 6.7         Buyer's Right to Request Amendments to Purchase Orders. Buyer may, on Notice to Seller, request changes to a Purchase Order within three [3] days of issuing such Purchase Order. On or before the fifth (5th) Business Day after receiving the request, Seller shall submit to Buyer its good faith description of the impact of such changes on the Purchase Order Terms. Buyer may then submit an amended purchase order reflecting all Buyer-accepted changes. Seller is not obligated to accept any requested changes for which Buyer does not consent to bear the costs related to the change request, if any.

ARTICLE 7

Shipment and Delivery

Section 7.1         Shipment and Delivery Requirements. Subject to Section 18, time, quantity and delivery to the carrier at Seller's facility, are of the essence under this Agreement. Seller shall assemble, pack, mark and ship Goods strictly in the quantities, by the methods, and by the Delivery Dates, specified in the Purchase Order. Delivery times will be measured to the time that Goods are ready for collection by the designated carrier at Seller's facility. If Seller does not comply with any of its delivery obligations under this Section 7.1, without limiting Buyer's other rights under this Agreement or applicable Law, Buyer may, in Buyer's sole discretion and at Seller's sole cost and expense:

a.     approve a revised Delivery Date; or

b.    require expedited or premium shipment, at Seller's expense.

Unless otherwise expressly agreed by the Parties in writing, Seller may not make partial shipments of Goods to Buyer.

Section 7.2          Shipping fees. Incoterms are defined as EX-Works (Incoterms 2020)

Seller shall be responsible for packaging, loading of the Items on buyer designated carrier and for producing customs documents.

Section 7.3         Packaging and Labelling. Seller shall properly pack, mark and ship Goods as mutually agreed by the Parties and otherwise in accordance with applicable Law and industry standards and shall provide Buyer with shipment documentation showing the Purchase Order number, Seller's identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, Seller's name, the bill of lading number and the country of origin. Seller must also identify goods with the Lion part number showing on the Purchase Order.

Section 7.4         Acceptance of Goods. If Goods delivered under this Agreement are Non-Conforming Goods or Excess Goods, Buyer may, at its option, reject such Goods upon written notice provided to Seller within ten (10) days after the Goods are received at the Delivery location.

If Buyer rejects any Non-Conforming Goods, Buye shall return such Non-conforming Goods to Seller at Seller's expense and in accordance with its directions, and Seller shall make commercially reasonable efforts to replace such Non-conforming goods at Seller's sole expense within [*] days of Buyer's return thereof. If Seller replaces such Non-Conforming goods, Buyer may reject such replacement Goods during the ten (10) day period specified below in this Section 7.4 if such Goods continue to be NonConforming Goods. In the event of such subsequent rejection, Buyer will return such Non-Conforming

Goods to Seller at Seller's expense and in accordance with its directions and for a refund of any amounts paid therefor.

a.     if such Goods are Excess Goods, Buyer may reject such Excess Goods upon written notice to Seller, in which event, Buyer will return such Non Conforming Goods to Seller at Seller's expense and in accordance with its directions for a refund.,

b.    in either case, Buyer may retain such Goods, in which event Buyer shall pay for them at the Price specified herein..

In each case, the exercise by Buyer of any other rights available to Buyer under this Agreement or under applicable Law shall not be limited, except as otherwise provide herein. . Buyer shall ship from any location, at Seller's expense and risk of loss, by any carrier and means selected by Seller, the NonConforming Goods or Excess Goods to the nearest authorized Seller location.

ARTICLE 8

Title and Risk of Loss

Section 8.1     Title. Title to Goods shipped under any Individual Transaction passes to Buyer upon Buyer's acceptance of the Goods, which shall happen no later than ten (10) days after Goods are received at Buyer's location. Title will transfer to Buyer even if Seller has not been paid for such Goods, provided that Buyer will not be relieved of its obligation to pay for Goods in accordance with the terms hereof.

Section 8.2     Risk of Loss. Notwithstanding any agreement between Buyer and Seller concerning transfer of title or responsibility for shipping costs, risk of loss to Goods shipped under any Individual Transaction passes to Buyer upon transfer of the Goods to the designated carrier at Seller's location, and Buyer will bear all risk of loss or damage regarding Goods, as soon as they are provided to the designated carrier.

ARTICLE 9

Price and Payment

Section 9.1     Price. Subject to Section 9.3, Seller shall provide Goods to Buyer for the prices set forth in Schedule 3 attached hereto (the "Prices"). All Prices include, and Seller is solely responsible for, all costs and expenses relating to packing, crating, boxing, and any other similar financial contributions or obligations relating to the production, manufacture and sale of the Goods, as per reflected in Schedule 3. Baseline recurring price of the Goods is defined in Schedule 3 and is subject to variations corresponding to pre-established volume purchases thresholds.

Section 9.2     Price Adjustment Mechanism. Prices defined in Schedule 3 are ceiling prices or maximum prices and they are in correlation with volume purchase of Items. Seller will work with Buyer in good faith to attain lower recurring prices than defined in Schedule 3, including joint open book cost exercises, design to cost workshops or other initiatives. Furthermore, Buyer has established recurring price targets in Schedule 3. Seller will make its best, commercially reasonable efforts to reach the targets identifed by Buyer during the Term of this Agreement.

Section 9.3   Periodic Review. Each year, for the duration of this Agreement, in September and in April , the Buyer and Seller shall jointly review the Goods cost drivers to determine if there are any opportunities for price reduction compared to the baseline recurring price ceilings as defined in Schedule 3. More specifically, the Goods component drivers to be reviewed are the following: Battery cells, Structure / Enclosure, electrical components, plastics, cold plate and printed circuit board assemblies (PCBAs). If bill of material reductions are achieved during the review period, Seller will share the percentage of the cost reductions with Buyer and reduce the applicable Baseline recurring Price as defined in Schedule 3.

Section 9.4   [*]

Section 9.5   Invoices. Seller shall issue an invoice to Buyer for all Goods ordered. Each invoice for Goods must set forth in reasonable detail the amounts payable by Buyer under this Agreement and contain the following information, as applicable: a reference to this Agreement; Purchase Order number, amendment number and line-item number; Seller's name; Seller's identification number; carrier name; ship-to address; weight of shipment; quantity of Goods shipped; number of cartons or containers in shipment; bill of lading number; country of origin and any other information necessary for identification and control of the Goods.

Section 9.6   Invoice Disputes. Buyer shall Notify Seller of any dispute with any invoice within three (3) Business Days from Buyer's receipt of such invoice. The Parties shall seek to resolve all such disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 18.16. Notwithstanding anything to the contrary, Seller shall continue performing its obligations under this Agreement during any such dispute.

Section 9.7   Payment Terms. Seller may submit an invoice to Buyer for any Goods orderd hereunder when such Goods are ready for collection by the designated carrier at Seller's facility, Except for any amounts disputed by Buyer in good faith, Buyer shall pay all invoiced amounts due to Seller within [*] days following Buyer's receipt of Seller's invoice. Payment of invoices will not be deemed acceptance of the Goods or waive Buyer's right to inspect, but rather such Goods will be subject to acceptance under Section 7.4.

Buyer shall make all payments in USD dollars by wire transfer or automated clearing house transaction.

Section 9.8   Take or Pay. Buyer shall pay for no less than [*] kWh of Goods during the Initial Term (the "Payment Commitment"). Accordingly, if, upon expiration of the Initial Term, the Payment Commitment exceeds the aggregate number of kWh of

Goods for which Buyer shall have paid hereunder (such excess, the "Shortfall Amount"), Buyer shall pay Seller the per kWh Price then in effect multiplied by the Shortfall Amount. In such a case, the payment schedule of the Shortfall Amount will be agreed to by the Parties.

Section 9.9   Taxes.

a.    The Prices are exclusive of all applicable Taxes (including HST and provincial sales tax).

b.    Seller will timely remit all applicable sales, use, value-added, services, consumption and HST charged to the appropriate Governmental Authorities which it is required to collect from Buyer in respect of any Tax referred to in Section 9.9 a.

c.     Seller represents, warrants and covenants to the Buyer that: (i) Seller will charge, collect and timely remit all Taxes that it is required to collect and remit under applicable Law; (ii) Seller is registered for HST purposes and for provincial sales tax purposes and will be continued to be registered for HST and provincial sales tax purposes; and (iii) if any other provincial sales tax is applicable to the Goods, Seller is and will continue to be registered as a vendor for the purposes of such provincial sales tax.

ARTICLE 10

Intellectual Property Rights

Section 10.1   NDA. Intellectual Property Rights relating to the Goods are ruled as per the terms and conditions of the NDA executed by the Parties on September 19th, 2019.

ARTICLE 11

Term; Termination

Section 11.1   Term. The term of this Agreement commences on the Effective Date and, unless terminated as set forth herein, shall remain in effect for a period of five (5) years after the start of serial production of the goods and following level 4 PPAP approval of Seller production tooling by Buyer. The effective period of this Agreement is referred to as the "initial Term/ "Term"

Section 11.2   Renewal Term. Upon a six (6) months' notice before the expiration of the Initial Term, this Agreement can be renewed for an additional successive two (2) years terms unless and until either Party provides Notice of non-renewal at least six months (6) months before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable Law (each a "Renewal Term" and together with the Initial Term, the "Term"). If the Term is renewed for any Renewal Term(s) under this Section, the terms and conditions of this Agreement during each such Renewal Term are the same as the terms in effect immediately before such renewal, subject to any change in Prices payable for the Goods and payment terms during the applicable Renewal Term as set forth in this Section. If either Party provides timely Notice of its intent not to renew this Agreement, then, subject to Section 11.1, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

Section 11.3   Buyer's Right to Terminate the Agreement. Buyer may terminate this Agreement (including all related Individual Transactions in accordance with Section 6.3), on a 60 days' Notice to Seller:

a.     if Seller is in material breach of, any representation, condition, warranty or covenant of Seller under this Agreement and such breach is not cured by Seller within thirty (30) days following Seller's receipt of Notice of such breach; unless such breach cannot through the use of reasonable efforts be cured within thirty (30) days then, if Seller fails to commence such cure within thirty (30) day period and to diligently pursue such cure thereafter;

b.    If Buyer has reasonable grounds for insecurity regarding Seller's ability to perform its obligations under this Agreement and Seller fails to provide Buyer, within a commercial reasonable time after Buyer's request but in no case exceeding thirty (30) days after such request with adequate and reasonable assurance of Seller's financial and operational capability to timely perform Seller's obligations under this Agreement; or

c.     in the event of a Force Majeure Event affecting the Seller's performance of this Agreement for more than thirty (30) consecutive days;

Section 11.4   Seller's Right to Terminate for Cause. Seller may terminate this Agreement (including all related Individual Transactions in accordance with Section 6.4) on sixty (60) days' Notice to Buyer:

If:

a.     Buyer is in material breach of any representation, condition, warranty or covenant of Buyer under this Agreement and it is not cured by Buyer within thirty (30) days following Buyer's receipt of notice of such breach, unless such breach cannot through the use of reasonable efforts be cured within thirty (30) days then, if Buyer fails to commence such cure within such thirty (30) day period and to diligently pursue such cure thereafter.

b.    if Seller has reasonable grounds for insecurity regarding Buyer's ability to perform its obligagtions under this Agreement and Buyer fails to provide Seller, within a commercial reasonable time after Seller's request but in no case exceeding thirty (30) days after such request with adequate and reasonable assurance of Buyer's financial and operational capability to timely perform Buyer's obligations under this Agreement; or

c.     in the event of a Force Majeure Event affecting Buyer's performance of this Agreement for more than thirty (30) consecutive days.

Section 11.5   Effect of Expiration or termination.

a.    Unless Buyer directs otherwise, any termination under Section 11.3 or Section 11.4 automatically terminates all related Individual Transactions under ARTICLE 6.

b.    Upon the expiration or earlier termination of this Agreement, each Party shall promptly:

i.      return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party's Confidential Information;

ii.     permanently erase all of the other Party's Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems or as otherwise required to be retained by Law. Such other Party shall destroy any such copies upon the normal expiration of its backup files; and

iii.    certify in writing to the other Party that it has complied with the requirements of this Section 11.5 b.

c.     The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party's rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

ARTICLE 12

Certain Obligations of Seller

Section 12.1   General Compliance with Laws Covenant. Seller shall at all times materially comply with all Laws applicable to this Agreement and its obligations under this Agreement, including Seller's sale of the Goods. Without limiting the generality of the foregoing, Seller shall:

d.    at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the sale of the Goods; and

e.    not engage in any activity or transaction involving the Goods, by way of shipment, use or otherwise, that violates any Law.

Section 12.2   Covenant to Provide Import- and Export-related Information. Without prejudice to Buyer's rights and remedies, on Buyer's request Seller shall promptly provide all information necessary to export and import Goods under this Agreement and shall Notify Buyer of any changes to the information provided by Seller to export and import Goods under this Agreement.

Section 12.3   Materials Disclosure. On Buyer's request, Seller shall promptly provide to Buyer, in such form and detail as Buyer requests, a list of all materials incorporated in the Goods, the amount of such materials, and information concerning any changes in or additions to such materials. For each shipment of Goods, Seller shall provide Buyer, in writing, sufficient advance warning and notice (in addition to including appropriate labels on Goods, containers and packing) of any hazardous or restricted material that is an ingredient or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the Goods and personnel of how to exercise that measure of care and precaution that will comply with any applicable Laws and prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Goods, containers and packing.

Section 12.4   Country of Provenance. Seller shall label the country of provenance of the Goods.

Section 12.5   Protection Against Supply Interruptions. Seller shall, at Seller's sole cost and expense, take such actions as are necessary or appropriate to ensure the uninterrupted supply of Goods to Buyer during any foreseeable or anticipated event or circumstance that could interrupt or delay Seller's performance under this Agreement, including any labor disruption, whether or not resulting from the expiration of Seller's collective agreements or other labor agreement (and whether or not such occurrence constitutes a Force Majeure Event hereunder). Seller shall Notify Buyer at least ten (10) days before the termination or expiration of any collective bargaining or other labor agreement that relates to Seller's Personnel involved in the delivery of the Goods.

Section 12.6   Duty to Advise. Seller shall promptly provide Notice to Buyer of any of the following events or occurrences, upon discovery by Seller:

a.    any material failure by Seller to perform any of its obligations under this Agreement; any delay in delivery of Goods;

b.    any delay in delivery of Goods

c.     any material defects relating to Goods;

d.    any change in Control of Seller;

e.    any deficiency in Buyer Specifications, samples, prototypes or test results relating to this Agreement; or

f.     any failure by Seller, or its subcontractors or to comply with Law in connection with their performance of this Agreement.

Section 12.7   Right to audit. Seller agrees that Buyer has the right to perform or to have performed independent third party audits in order to make a detailed assessment and evaluation of Supplier's capability and capacity to support the scope of this Agreement in its entirety, including product safety assessment

ARTICLE 13

Representations and Warranties

Section 13.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

a.    it is a corporation duly organized and validly existing in the jurisdiction of its incorporation;

b.    it is duly registered or licensed to carry on business in every jurisdiction in which such registration or license is required, , except where the failure to be so registered or licensed, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement

c.     it has all necessary power and capacity to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

d.    the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of Seller;

e.    the execution, delivery and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under:

i.      any of Seller's organizational documents (including its articles of incorporation and by-laws);

ii.     any applicable Law; or

iii.    with or without notice or lapse of time or both, the provisions of any Seller Contract; and

f.     when executed and delivered by each of Buyer and Seller, this Agreement will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms; and

g.    it is in compliance with all Laws and Seller Contracts applicable to this Agreement, the Goods and the operation of its business.

Section 13.2 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

a.    it is a corporation duly organized and validly existing in the jurisdiction of its incorporation;

b.    it is duly registered or licensed to carry on business in every jurisdiction in which such registration or license is required for purposes of this Agreement, except where the failure to be so registered or licensed, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

c.     it has all necessary power and capacity to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

d.    the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

e.    the execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under:

i.      any of Buyer's organizational documents (including its articles of incorporation and bylaws);

ii.     any applicable Law; or

f.     with or without notice or lapse of time or both, the provisions of any material Buyer Contract; when executed and delivered by each of Seller and Buyer, this Agreement will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and

g.    it is in compliance with all Laws and Buyer Contracts applicable to this Agreement and the operation of its business

ARTICLE 14

Product Warranties

Section 14.1   Product Warranties. Seller warrants to Buyer that:

a.     Goods are fit and safe for use consistent with the Specifications and documentation and will be free from defects in design.

b.    Seller shall provide Buyer with the warranty with respect to the goods set forth in Schedule 7, subject to all of the terms, conditions and restrictions set forth therein. The parties agree to work collaboratively on establishing market competitive warranty terms for the Goods and commit to reach an agreement within the next fifteen (15) days.

c.     Goods are compliant with the Lion Quality Manual, as per Schedule 5;

d.    no action or Encumbrance exists or is threatened against Seller that would interfere with Buyer's use or sale of the Goods;

e.    the Goods do not infringe any third-party Intellectual Property Rights;

f.     Buyer will receive good and valid title to the Goods, free and clear of all Encumbrances; and

g.    the Goods are new and do not contain used or reconditioned parts, unless otherwise specified in Schedule 1.

h.    Seller cannot change critical component of the Goods configuration, more specifically, the cell manufacturer without prior approval from the Buyer

i.     Seller cannot make material changes to the chemistry of the Goods without prior approval from the Buyer

Section 14.2   Remedies for Breach of Warranties. During the Warranty Period, if Goods do not comply with the warranties in this Agreement, in addition to other remedies available at Law or in this Agreement, Seller shall take all actions outlined in its Limited Product Warranty:

a.     repair or replace such Defective Goods; or

b.    credit or refund the Price of such Defective Goods plus any inspection, test and transportation charges paid by Buyer, less any applicable discounts, rebates or credits.

For such Goods, Buyer shall ship, at Seller's expense and risk of loss, such allegedly Defective Goods to the nearest authorized Seller location and Seller will, at Seller's expense and risk of loss, return any repaired or replaced Good to a location designated by Buyer in a timely manner.

If Seller fails to repair or replace Goods under Warranty in seventy-two (72) hours, Buyer may do so, and Seller shall reimburse Buyer for actual and reasonable expenses. Buyer may return Defective Goods from any Buyer location to the nearest authorized Seller location at Seller's cost.

Seller must provide sufficient maintainability training as well as repair manuals/any relevant material in order for Buyer to perform safe, timely and adequate repair and maintenance. Training must be performed within 6 months after execution of this agreement

Section 14.3   Recalls. If Seller or any Governmental Authority having required authority determines that any Goods sold to Buyer are Defective and pose an unacceptable risk to property or human safety (a "Risk Event"), Seller shall take necessary or appropriate measures, as reasonably determined by Seller or required by such Governmental Authority, to address any Risk Event, including recall of Product that is identified as presenting an unacceptable risk to property or human safety. Furthermore, Seller may notify competent authorities, agencies, and other notified bodies ("Agencies") of Risk Events. Buyer shall cooperate with Seller and any Agency in any response to any Risk Event. Buyer shall promptly provide Seller notice and copies of any communications received by Buyer or any Affiliate thereof from any Agency. Buyer must return Defective Goods to Seller or destroy such Goods, as determined by Seller, and Seller may elect in its discretion to repace any Defective Goods.

The foregoing will apply even if the product warranties under Section 14.1 or any other product warranty applicable to the Goods have expired. Seller is liable for all of Buyer's costs associated with any recall campaign if such recall campaign is based on a reasonable determination that either:

a.    the Goods fail to conform to either the warranties under this Agreement or applicable Law; or

b.    the basis for the recall arose from Seller's negligence or willful misconduct.

c.     Buyer is liable for all of Seller's costs associated with any recall campaign if the basis for the recall arose from a defect in any Buyer product or Buyer's negligence or willful misconduct.

Where applicable, Seller shall pay all reasonable costs and expenses associated with determining whether a recall campaign is necessary.

ARTICLE 15

Indemnification

Section 15.1   Indemnification. Subject to the terms and conditions of this Agreement, including those set forth in Section 17.2 Seller or Buyer (as "Indemnifying Party") shall defend Seller or Buyer (as "Indemnified Party") and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns, at Indemnifying Party's sole expense against any Claim of a third party alleging:

a.    breach or non-fulfilment of any representation, condition, warranty or covenant under this Agreement by Indemnifying Party or Indemnifying Party's Personnel;

b.    any negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement;

c.     any bodily injury, death of any Person or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party or its Personnel.

Indemnifying Party pay any settlement of any such claim or any final judgment awarded in such claim. Indemnifying Party's obligations hereunder with respect to any Claim are contingent upon Indemnified Party providing Indemnifying Party prompt written notice thereof (which notice shall be deemed to be provided promptly if any delay in no way materially prejudices Indemnifying Party), tenders sole control of the defense and settlement thereof to the Indemnifying Party, and reasonably cooperates with the Indemnifying Party in such defense.

Section 15.2   Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend Indemnified Party against any claim (whether direct or indirect) if such claim or any damages attributable thereto arise out of or result from, in whole or in part, Indemnified Party's or its Personnel's:

a.    gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

b.    bad faith failure to materially comply with any of its obligations set forth in this ARTICLE.

Section 15.3   Exclusive Remedy. ARTICLE 16 sets forth the entire liability and obligation of each indemnifying Party and the sole and exclusive remedy for each Indemnified Party arising out of or in connection with any Claim.

ARTICLE 16

Limitation of Liability

Section 16.1   No Liability for Consequential or Indirect Damages. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY NOR ITS REPRESENTATIVES IS LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR AGGRAVATED DAMAGES, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY THE OTHER PARTY OR COULD HAVE BEEN REASONABLY FORESEEN, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 16.2  Limit of Liability. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT WILL SELLER'S LIABILITY HEREUNDER OR

RELATING HERETO OR TO THE GOODS, WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, EXCEED THE AMOUNTS ACTUALLY RECEIVED BY SELLER DURING THE ONE (1) YEAR PERIOD BEFORE SUCH LIABILITY FIRST ACCRUES.

ARTICLE 17

Insurance Obligations

Section 17.1   Insurance. Without limiting Seller's indemnification obligations under this Agreement, Seller shall, at its own expense, maintain and carry in full force and effect at least the following types and amounts of insurance coverage, subject to the requirements set forth in Section 17.2:

a.    Commercial general liability with limits no less than $5 million for each occurrence and $5 million in the aggregate, including bodily injury and property damage and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of Seller under this Agreement;

b.    Workplace safety and insurance compensation with the minimum amount required by applicable Law;

Section 17.2   Insurance Contract Requirements. Seller shall ensure that all insurance policies required pursuant to Section 17.1:

a.    are issued by insurance companies with a Best's Rating of no less than A-;

b.    provide that such insurance carriers give Buyer at least 30 days' prior Notice of cancellation or non-renewal of policy coverage, provided that, prior to such cancellation, Seller has new insurance policies in place that meet the requirements of this ARTICLE 17;

c.     provide that such insurance be primary insurance and any similar insurance in the name of or for the benefit of Seller, or both, shall be excess and non-contributory;

d.    name Buyer as an additional insured; and

e.    waive any right of subrogation of the insurers against Buyer or any of its Affiliates.

Section 17.3   Insurance Certificates. On Buyer's written request, Seller shall provide Buyer with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this ARTICLE 17, and shall not do anything to invalidate such insurance. This Section 17.3 shall not be construed in any manner as waiving, restricting or limiting the liability of either Party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a party hereto to indemnify, defend and hold the other harmless under this Agreement).

ARTICLE 18

Miscellaneous

Section 18.01   Further Assurances. Upon a Party's reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Section 18.02   Entire Agreement. Subject to ARTICLE 2, this Agreement, including and together with any related exhibits, schedules, attachments and appendices, together with the Individual Transactions, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

Section 18.03   Survival. Subject to the limitations and other provisions of this AgreementArticles 4, 8, 10, 15, 16 and 18 and Sections 9.6, 9.7, 9.8, 9.9, 11.5 and 14.2 shall survive the expiration or earlier termination of this Agreement and remain effective and enforceable thereafter

Section 18.04   Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "Notice", and with the correlative meaning "Notify") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this. Notices sent in accordance with this Section will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) on the day after the date mailed by certified or registered mail return receipt requested, postage prepaid.

Notice to Buyer: Notice to Seller:	921 ch. De la Rivière du Nord, Saint-Jérôme, Québec, J7Y 5G2, Canada Email: [*] Attention: [*] 4380 Ayers Avenue Vernon, CA, 90058, USA Email: [*] Attention: [*]

Section 18.05   Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and viceversa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Section 18.06   Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 18.07   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 18.08   Amendments and Modifications. No amendment to or modification of this Agreement or any Purchase Order is effective unless it is in writing, identified as an amendment to this Agreement or the Purchase Order, and signed by an authorized Representative of each Party.

Section 18.09   Waiver.

a.     No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right.

b.    Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.

c.     None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

i.      any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

ii.     any act, omission or course of dealing between the Parties.

Section 18.1   Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

Section 18.12   Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under ARTICLE 8 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 18.12.

Section 18.13   Assignment. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without Buyer's prior written consent; provided that Seller may assign this Agreement upon notice to Buyer but without buyer's consent, unless Assignee is known to be a competitor of Buyer, in such case Buyer consent is required; in connection with any sale by Seller of substantially all of its assets, any merger or other combination involving Seller, or any change of control of Seller, and provided further, that nothing in this Agreement limits Seller's right to delegate any of its obligations hereunder to subcontractors, provided that Seller shall remain liable for any failure of performance by any such subcontractor.

Notwithstanding the above, Buyer may assign any of its rights or delegate any of its obligations to any Person without the consent of Seller and assign any of its rights or delegate any of its duties under this Agreement without any prior consent.

Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

Section 18.14   Successors and Assigns. This Agreement is binding on and enures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

Section 18.15   No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 18.16   Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "Dispute"), shall be submitted for negotiation and resolution to the Chief Financial Officer of Seller (or to such other Person of equivalent or superior position designated by Seller in a written Notice to Buyer) and the Legal Advisor of Buyer (or to such other Person of equivalent or superior position designated by Buyer in a written Notice to Seller), by delivery of written Notice (each, a "Dispute Notice") from either of the Parties to the other Party. Such persons shall negotiate to resolve the Dispute. If the Parties cannot resolve any Dispute within five (5) Business Days after delivery of the applicable Dispute Notice, either Party may submit a request for arbitration in accordance with the provisions of Section 18.17.

Section 18.17   Arbitration. If the Parties fail to amicably resolve the Dispute under Section 18.16 hereunder, any Party may submit its request for Arbitration to the International Chamber of Commerce. Such Dispute shall be finally determined and settled by arbitration under the Expedited Procedures Provisions of the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The number of arbitrators shall be one (1) and the place of arbitration shall be Montreal. Recourse to jurisdictions is expressly excluded except as provided for in the Rules of Conciliation and Arbitration of the International Chamber of Commerce concerning Conservatory and Interim measures. Judgement on the award of the arbitrator may be entered in any court having jurisdiction thereof.

Section 18.18   Governing Law. This Agreement, including all Individual Transaction documents and exhibits, schedules, attachments and appendices attached to this Agreement and thereto and all matters arising out of or relating to this Agreement are governed by and construed in accordance with the laws of the State of California, and the federal laws of the United States applicable therein without giving effect to any choice or conflict of law provision or rule. The parties agree that the United Nations Convention on Contracts for the International Purchase does not apply to this Agreement.

Section 18.19   Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 18.04, a signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 18.20   Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party's control, without such Party's fault or negligence and that by its nature was not reasonably foreseen by such Party or, if it could have been foreseen, was not avoidable via the use of reasonable and customary precautions (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a "Force Majeure Event"). Neither Party's financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes that are not attributable to Force Majeure Events will not excuse performance by Seller under this Section. The Party whose performance is affected (the "Affected Party") shall give the other Party (the "Other Party") prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. The Affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

The rights granted to the Affected Party with respect to excused delays under this Section are intended to limit the Affected Party's rights under theories of commercial impracticability, impracticability or impossibility of performance

Section 18.21   Relationship of Parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Seller is an independent contractor under this Agreement. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

Section 18.22   No Public Announcements. Neither Party nor any of its Representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party, except if and to the extent that such Party based upon the advice of counsel is required to make any public disclosure or filing regarding the subject matter of this Agreement:

a.     by applicable Law;

b.    pursuant to any rules or regulations of any stock exchange of which the securities of such Party or any of its Affiliates are listed or traded; or

c.     in connection with enforcing its rights under this Agreement.

Section 18.23   Language. The parties have required that this Agreement and all documents and notices resulting from it be drawn up in English. Les parties aux présents ont exigés que la présente convention ainsi que tous les documents et avis qui s'y rattachent ou qui en découleront soient rédigés en anglais.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LION ELECTRIC

By	/s/ Yannick Poulin
Name:	Yannick Poulin
Title:	Chief Operations Officer

ROMEO SYSTEMS INC

By	/s/ Lionel Selwood
Name:	Lionel Selwood
Title:	President and Chief Executive Officer

SCHEDULE 1 PRODUCT SPECIFICATION

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[*] Pack Specification

SE-PRSP-014

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Title: [*] Pack Specification

Revision Control

REVISION	DATE	SUMMARY	PREPARED	REVIEWED	APPROVED
0	05/15/2020	Initial release	[*]	[*]	[*]
1	10/28/2020	Updated Pack Details	[*]	[*]	[*]

Version History

Rev 0      Initial release

Rev 1      Updated mechanical specifications and added reference images

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Table of Tables	3
Table of Figures	4
1. Nomenclature	5
2. Acronyms	5
3. Purpose	5
4. Reference Documents	5
5. General Specifications Tables	6
5.1. General and Electrical	6
5.2. Thermal Specifications	7
5.3. Performance Data	7
5.4. Mechanical Specifications	8
5.5. Environmental Specifications	8
5.6. Safety Features	8
5.7. Electrical Load Specifications	8
5.8. BMS Specifications	9
5.9. Module and Pack Compliance	9
6. Electrical Architecture (Pack)	10
Appendix A: Module Thermal System Information	12
Appendix B: Software Protections	13
Appendix C: [*] Reference Images	14
Table of Tables
Table 1 Acronyms	5
Table 2 General and Electrical Specifications (Cell)	6
Table 3 General and Electrical Specifications (Module)	6
Table 4 General and Electrical Specifications (Pack)	6
Table 5 Environmental and Thermal Specifications (Pack)	7
Table 6 Performance Specifications (System)	7
Table 7 Mechanical Specifications	8
Table 8 Environmental Specifications	8
Table 9 Safety Features	8
Table 10 Electrical Load Requirements	8
Table 11 BMS Specifications	9
Table 12 Module and Pack Compliance Specifications	9

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Table 13 Max cell temperature as a function of C-rate and flow rates	12
Table 14 Software Protections	13

Table of Figures

Figure 1 [*] Pack Architecture	10
Figure 2 MCB Architecture - Reference	11
Figure 3 Pressure Drop Across Hermes Module	12
Figure 4 [*] Right Side Reference Image	14
Figure 5 [*] Left Side Reference Image	15

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1.  Nomenclature

Battery Cell:	A single 21700 cylindrical cell (core building block).
Battery Module:	[*] cell configuration (576 cells) are assembled to form a module.
Battery Pack:	Modules connected [*] to meet the system voltage requirement [*]
Battery System:	Packs connected [*] to meet the system current and capacity requirements.

2.  Acronyms

Acronym	Definition
BMB	Battery Monitoring Board
BMS	Battery Management System
BOL / EOL	Beginning Of Life / End Of Life
Capacity	The energy holding potential of a cell, module, or pack
C-Rate	The rate of charge or discharge as a ratio of the capacity of the battery.
DCIR	Direct Current Internal Resistance.
HVIL	High Voltage Interlock Loop
ICD	Interface Control Document
ISO SPI	ISOiated Serial Peripheral Interface
kW	Kilowatt
kWh	Kilowatt hours
SOC	State of charge
MCB	Master Control Board
MSD	Manual Service Disconnect
S and P	S and P are short for Series and Parallel and designate the number of cells in a module or pack that are in series or parallel.
SOC	State of charge
SOH	State Of Health
SOP	State Of Power
W	Watt
Wh	Watt hours
WEG	Water Ethylene Glycol

Table 1 Acronyms

3. Purpose

This document details the system specifications for the [*] Battery Pack.

4.  Reference Documents

Notes:

•         All values specified in the document are at BOL and considering [*] orientation

•         Electrical specifications are based on cell level projections and subject to change

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5.  General Specifications Tables

5.1.        General and Electrical

General and Electrical (Cell) Specification
Cell Type	[*]
Cell Voltage, (min, max, nom)	[*]
Cell Voltage Derated (min, max) *Above recommended derating can be adjusted to optimize for capacity or cycle life	[*]
Cell Capacity	[*]
Cell Capacity Derated	[*]
Table 2 General and Electrical Specifications (Cell)

General and Electrical (Module) Specification
Cell Type	[*]
Module Cell Count (configuration)	[*]
Module Capacity (total)	[*]
Module Capacity (usable)	[*]
Module Voltage (min, max, nom)	[*]
Module Voltage Derated (min, max)	[*]
Gravimetric Energy Density (module dry weight)	[*]
Di-electric Withstand	[*]
* Module specifications are based on cell level projections and are for reference only.
* Useable capacity based on recommended derating in Table 2
Table 3 General and Electrical Specifications (Module)

General and Electrical (Pack) Specification
Pack PN	[*]
Cell Type	[*]
Module Count (Configuration)	[*]
System Capacity, (total)	[*]
System Capacity, (usable)	[*]
System Voltage Operating, [VDC] (min, max, nom)	[*]
System Voltage Derated, [VDC] (min, max)	[*]
*For pack performance refer to useable values
Table 4 General and Electrical Specifications (Pack)

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5.2.         Thermal Specifications

Environmental and Thermal Specification
Operating Temperature Range	[*]
Charge Temperature Range	[*]
Cooling Mechanism	[*]
Thermal Management System	[*]
Connection type and qty	[*]
Operating Pressure	[*]
Maximum Pressure	[*]
Pressure drop	[*]
Inlet Temperature, operating [°CJ (nominal) * see current limits document for battery performance based on temperature	[*]
Table 5 Environmental and Thermal Specifications {Pack)

5.3.         Performance Data

Performance
Cell Type	[*]
DCIR/system [mΩ] (10 sec, 30% soc, 25°C, 1C discharge, BOL, nominal)	[*]
Peak Discharge Current [A] (50% to 100% SOC, 25°C, 30 sec)	[*]
Peak Discharge Power [kW] (50% to 100% SOC, 25°C, 30 sec)	[*]
Continuous Discharge Current [A] (30% to 100% SOC, 25°C)	[*]
Continuous Discharge Power [kW] (30% to 100% SOC, 25°C)	[*]
Charge Current [A] (25°C, CC-CV)	[*]
Charge Power [kW] (25°C, CC-CV)	[*]
Peak Fast Charge Current {A] (2.5% to 72.5% SOC, 25°C)	[*]
Peak Fast Charge Power [kW] (2.5% to 72.5% SOC, 25°C)	[*]
Continuous Regen Current [A] (0% to 90% SOC, 25°C)	[*]
Continuous Regen Power {kW] (0% to 90% SOC, 25°C)	[*]
Peak Regen Current [A] (0% to 60% SOC, 10sec, 25°C)	[*]
Peak Regen Power [kW] (0% to 60% SOC, 10sec, 25°C)	[*]
Cycle Life (to 80%) Requirement, [cycles] (C/3 charge, 1C discharge, 25°C)	[*]

*All stated current limits in this table are to ensure optimal cycle life. Actual battery life will vary based on operation of the battery.

*All power values correspond to nominal voltage.

* Fast charging not currently available with this cell. Request information for other cells if required.

* Fast charging significantly reduces battery cycle life. Details upon request.

* BMS will limit charge/discharge current based on SOC, temperature and voltage limits.

Table 6 Performance Specifications (System)

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5.4.         Mechanical Specifications

Module Mechanical Specification
Dimensions L x W x H [mm]	[*]
Dry Weight [kg]	[*]
External Materials	[*]
Wetted Materials	[*]
Safety Standard	[*]
Pack Dimensions L x W x H [mm]	[*]
Estimated Pack Weight [kg]	[*]
External Materials	[*]
Wetted Materials	[*]
Mounting Interface	[*]
Lifting Interface	[*]
Ingress Protection	[*]
* [*] please refere Appendix C for available configurations.
Table 7 Mechanical Specifications

5.5.         Environmental Specifications

Environmental Specification
Recommended Storage Temperature, 1-year, soc<30%)	[*]
Humidity, Module Operating [RH]	[*]
Humidity, Pack Operating [RH]	[*]
Pack Ambient Pollution Degree	[*]
Max Operating Altitude [m]	[*]
Table 8 Environmental Specifications

5.6.        Safety Features

Safety Features
HVIL	[*]
MSD	[*]
Isolation Monitoring	[*]
High pressure atmospheric venting system	[*]
Table 9 Safety Features

5.7.        Electrical Load Specifications

Electrical Load Requirements Specification
Pre charge time [s]	[*]
Fuse	[*]
DC link Capacitance	[*]
Table 10 Electrical Load Requirements

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5.8.         BMS Specifications

BMS Specification
BMS Included	[*]
Architecture	[*]
BMS Input Voltage [VDC] (min, max, nom)	[*]
Cell Balancing	[*]
Temperature Sensing	[*]
Voltage Sensing	[*]
Current Sensing	[*]
CAN Lines	[*]
Pack Contactor Control	[*]
Safety and Protectiors	[*]
Battery Algorithms	[*]
Wake Source	[*]
Contactor Feedback	[*]
Precharge Time (to 98% pack voltage)	[*]
CAN channels	[*]
Battery CAN	[*]
Vehicle CAN	[*]
Diagnostic CAN	[*]
*Detailed BMS specifications can be found in Reference 1
**Detailed list of Software protections is included in Appendix B
+ SOH estimation is a work in progress and will be available in following FW upd ates
Table 11 BMS Specifications

5.9.         Module and Pack Compliance

Module and Pack Compliance
Vibration	[*]
Shock	[*]
Transportation	[*]
Other	[*]
Table 12 Module and Pack Compliance Specifications

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6.  Electrical Architecture (Pack)

[*]

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[*]

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Appendix A: Module Thermal System Information

[*]

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Appendix B: Software Protections

*Please refer to BMS specification document (Reference Document 1) for more details

[*]

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Appendix C: Orion V4 Reference Images

[*]

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[*]

SCHEDULE 2     LION ELECTRIC NON-BINDING FORECASTS

Unit Forecast
In units
	2021	2022	2023	2024
Trucks
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
Total	[*]	[*]	[*]	[*]

Bus
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
Total	[*]	[*]	[*]	[*]

Total Production		[*]	[*]	[*]

SCHEDULE 3        ITEM PRICING

Multiple Lion Electric platforms

Volume ( MWh)	Item recurring pricing (USD $/kWh)	Lion Electric target (USD$/kWh)	Battery recurring pricing (USD$)
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

Recurring pricing as defined in table above is applicable for any and all combination of Buyer vehicle platforms. Considering the minimum quantity as specified in section 3.2 of this Agreement, the Baseline Recurring price is [*] USD/kWh

Once buyer reaches the next volume threshold as defined in the table above as confirmed by Purchase orders from Buyer, the corresponding Item recurring pricing becomes effective and is the new Baseline Recurring price and is applicable to all Goods deliveries.

Supplier will make best efforts to meet Lion Electric target price during the Term of this Agreement

SCHEDULE 4           Lion Electric Standard purchase order terms

LION GENERAL PURCHASING TERMS & CONDITIONS January 2020

1.

LANGUAGE: By following up on this purchase order, the Supplier, as defined below is deemed to have accepted that the general terms and conditions of purchase applicable to the sale of goods or services covered by this purchase order are written only in English. A French version of the general purchasing terms and conditions that follow is available upon request from the sender of this purchase order.

2.	DEFINITION: The Supplier is the one who sells goods or offers services in this purchase order to Lion Electric Company (hereinafter 'Lion").
3.	OBJECT. The Supplier agrees to sell and/or return the goods and/or services described in this purchase order to Lion in accordance with the general terms and conditions of the purchase detailed above.
4.

ACCEPTANCE. The Supplier declares and acknowledges to have read, accepted and is satisfied with the present general terms and conditions of purchase in the present purchase order. The Supplier acknowledges that the initiation of services, work and/or provision of goods and/or services described constitutes its full and unconditional acceptance of the general purchase terms and conditions outlined on the present purchase order.

5.	INVOICING. All invoices whose prices do not match those on Lion's purchase order will be rejected and subject to revision.
6.

PRICE. The Supplier acknowledges and warrants that the price indicated on the purchase order is the only price applicable hereafter. Any change requested by Lion resulting in increased costs will be borne in full by Lion, at the prices in effect at the time of the requested change, and upon written acceptance by Lion.

7.	PAYMENT. Lion will pay invoices by cheque within [*] days of the invoice date, subject to lion's acceptance of the goods and/or services outlined in paragraph 11.
8.

DELIVERY SCHEDULE. Any delivery of goods and/or the start of services must be carried out according to the schedule determined by Lion. Lion may change the schedule or postpone it by simply notifying the Supplier. The latter can only change the price with Lion's formal agreement.

9.

DELIVERY. The Supplier must write the order number on the delivery voucher. All requested delivery documents are required upon delivery of the order. Never exceed or reduce the quantity ordered without prior authorization from Lion and/or without a revised purchase order.

10.

IMPORT. Please include on all import documentation (delivery note, commercial invoice, B13A and NAFTA, when required) the complete description (and not your product code) with the tariff code (HS number). If applicable, you must also provide your valid tax number.

11.

INSPECTION. All goods and/or services are subject to inspection by Lion upon reception. The inspection and approval of the goods and/or services by Lion will not prevent Lion from rejecting the goods and/or services for defects discovered during a subsequent inspection after receipt. Any goods and/or service rejected by Lion must be promptly repaired and/or replaced at the Supplier's expense. All costs incurred by Lion in connection with the return of rejected goods or their repair due to defects are the sole responsibility of the Supplier.

12.	IDENTIFICATION. The Supplier must identify each product individually with the corresponding part number on the purchase order.
13.	NON-COMPLIANT PRODUCT: The Supplier must notify Lion of any non-compliant product and obtain Lion's approval before disposing the non-compliant product.
14.

MODIFICATIONS: Lion reserves the right to modify this order at any time, as well as the plans, and specifications for the preparation of materials, products and/or services and the Supplier agrees to make these changes promptly. Any price difference or change in due date will be fairly adjusted by Lion. Any amendments will be made in writing and duly accepted by an authorized representative of Lion.

15.

GUARANTEE : The Supplier guarantees that the goods and/or services comply with specifications, drawings, samples or other descriptions provided or adopted by Lion, that they are made of approved-quality materials, by a qualified workforce, that they are free from defects, they are new and unused and are exempt from all fees, liens and securities. The Supplier guarantees that these goods are free from design defects and are fit for the use for which Lion has assigned them. Lion's approval of the models provided by the Supplier does not relieve the Supplier of its obligation under this warranty. The inspection, testing or use of goods does not affect this warranty. The Supplier must provide Certificates of Conformity for the specifications or certified analyses at Lion's request. The Supplier agrees to replace all defective goods at its own expense. This guarantee will be in effect for the normal life of the goods and/or services. The Supplier must bear all costs relating to the return of the goods to the Supplier due to breach of warranty and assumes any risk of loss or damage to the goods during transport. This guarantee is for the benefit of Lion, its successors, beneficiaries, customers and users of its products. This Supplier's guarantee in favour of Lion is additional to the guarantee to which the seller is bound by the Law.

16.

VIOLATION : The Supplier guarantees that the use or sale of the goods and/or services in the form, state and condition in which they are delivered hereunder does not constitute a violation of any American, Canadian or foreign patent, trademark or copyright, relative to the goods, services, or the manner in which they are manufactured.

17.

INDEMNIFICATION : The Supplier agrees to indemnify and hold harmless Lion from and against any and all damages, losses, claims, injuries, deaths, liabilities, costs, expenses (including attorneys' fees) and causes of action of any kind with respect to any action or omission of the Supplier, or its servants, agents, affiliated companies, subcontractors, officers, shareholders, officers, directors or any person for whom they are legally responsible. The Supplier declares that it holds a liability insurance policy and a non-life insurance policy in sufficient amounts to protect Lion against any of the above risks. Upon request by Lion, the Supplier will provide Lion with such proof.

18.

DAMAGES: In the event that the Supplier fails to comply with its obligations hereunder, Lion may claim compensation for damages resulting directly or indirectly from the performance, non-performance or breach of an obligation, the fault, error, omission or negligence of the Supplier, its servants, agents, affiliated companies, subcontractors, officers, shareholders, officers, directors or any person for whom it is legally responsible, against any loss, costs or damages arising from the actual or alleged violation of those laws and regulations.

19.	COMPENSATION: Lion may seek compensation for any sum that may be due to Lion at any time with prior notice to the Supplier.
20.	NON-WAIVER: A party's silence, negligence or delay in exercising a right or remedy under the contract shall never be construed against a party as a waiver of its rights and remedies.
21.

FORCE MAJEURE: If the Supplier is unable to perform its obligations hereunder due to force majeure, the execution of its obligations shall be suspended for the period during which such force majeure lasts. However, Lion may, at its sole discretion, cancel this or any other order, in whole or in part, or immediately seek alternative supply sources without default under this order and any purchase made under these conditions is included in Lion's volume commitments, where applicable.

22.

HEALTH AND SAFETY: The Supplier declares that it complies with all applicable occupational health and safety laws and undertakes to comply at all times with the safety provisions imposed by Lion under liability and may result in the termination of this agreement. If an employee of the Supplier, or one of its subcontractors, fails to comply with this clause, Lion may, after a first verbal notice given to that employee and a written notice sent to the Supplier, proceed to expulsion on the second violation, without notice. In the event of serious misconduct, the expulsion may be immediate and without notice.

23.

ENVIRONMENT: All materials brought to Lion by Suppliers required for the performance of work, which are hazardous materials or, which after use, generate residual hazardous materials (hazardous waste) are the sole responsibility of the Suppliers. The latter shall take the necessary steps to ensure that the handling of these materials on the Lion site is carried out in accordance with the applicable laws and regulations. When the work is completed, Suppliers must leave the site with their hazardous materials, whether residual or not, and carry out their removal, transport, treatment and/or disposal in accordance with applicable laws and regulations. If an employee of the Supplier, or one of its subcontractors, fails to comply with this clause, Lion may, after a first verbal notice given to that employee and a written notice sent to the Supplier, proceed to expulsion on the second violation, without notice. In the event of serious misconduct, the expulsion may be immediate and without notice.

24.

ENTIRE AGREEMENT: In addition to the plans and specifications, this agreement constitutes the total and entire contract between the parties, excluding any other prior or concurrent document, promise or verbal contract.

25.	AMENDMENT: No amendment hereto may be made without it being recorded in writing and duly signed by an authorized representative of Lion.
26.	TRANSFER: The Supplier may not assign its rights and obligations hereunder without the prior written consent of Lion.
27.	NOTICE: Any notice required hereunder shall be sent by email or registered mail with acknowledgement of receipt to the addresses indicated by Lion.
28.	APPLICABLE LAWS: The interpretation, execution, application, validity and effects of this contract are subject to the applicable laws in force in the Province of Quebec and in Canada.

29.

COMPLIANCE WITH LAWS: The Supplier represents and warrants that all goods sold and/or services rendered hereunder are manufactured, produced and sold in accordance with applicable laws and regulations. The Supplier undertakes to indemnify and hold harmless Lion against any loss, costs or damages arising from the actual or alleged violation of these laws and regulations.

30.

JUDICIAL DISTRICT: For any claim or legal proceeding for any reason whatsoever, with respect to the Contract, the Parties agree to select the Judicial District of Terrebonne, Province of Quebec, Canada, as the appropriate place for the hearing of such claims or legal proceedings to the exclusion of any other judicial district which may have jurisdiction over such litigation as prescribed by law.

31.

TERMINATION FOR BREACH: Lion may cancel this order in whole or in part, without incurring any liability to the Supplier, if the Supplier does not comply with any of the general conditions of purchase stipulated herein.

32.

TERMINATION : In addition to any other rights granted to Lion to cancel or terminate hereunder, Lion may, at its sole discretion, terminate and terminate hereunder immediately, in whole or in part, at any time and for any cause, upon simple written notice to Supplier to that effect. If, at the time of such termination, the Supplier is not in default under any of the General Conditions of Purchase hereunder, Lion shall pay the Supplier the amounts owed to it under these terms upon presentation of supporting documents.

33.	PRIVACY NOTICE: By accepting this order, you certify that you have read and agree to our general purchasing conditions and our confidentiality agreement.
34.	APPLICATION: The Purchase Order is binding on the parties and their legal representatives, assignees, successors and assigns.

SCHEDULE 5       Lion Electric Quality Manual

SUPPLIER QUALITY MANUAL

Version 0 / 2020-07-01

LION ELECTRIC

The Lion Electric Company
Lion Supplier Quality Manual V1.0

©2020-07-01 The Lion Electric Company

All rights reserved. All information contained in this manual is based on the latest information available at the time of printing and is subject to the copyright and other intellectual property rights of The Lion Electric Company, its affiliated companies and its licensors. All rights are reserved to make changes at any time without notice. No part of this document may be reproduced, stored in a retrieval system, or transmitted in any form or by any means, electronic, mechanical, photocopying, recording or otherwise, nor may these materials be modified or reposted to other sites without the prior expressed written permission of the publisher.

All requests for permission to copy and redistribute information should be referred to The Lion Electric Company.

Trademarks: ALL brand names and product names used in this manual are trade names, service marks, trademarks, or registered trademarks; and are the property of their respective owners.

WHO ARE WE?	4

GENERAL
1. Purpose	5
2. Scope	5
3. Definitions	5
4. Language of communication	5

QUALIFICATION
5. Suppliers qualification	6
6. Qualification of PPAP parts	7
7. Qualification of production parts	8
8. Qualification of parts under development	8
9. Parts change or manufacturing process change	9

DELIVERY REQUIREMENTS
10. Parts identification label	10
11. Packaging	10

NON-CONFORMITY & DEROGATION
12. Non-conformity	11
13. Derogation	11

APPENDIX 11

Appendix 1: Confirmation of Compliance	12

Appendix 2: Requirements by PPAP level	13

Appendix 3: Product/Process Change Notification Form	14

Appendix 4: Supplier Derogation Request	15

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Who are we?

WHO ARE WE?

We are Lion Electric and we manufacture the utility vehicles of tomorrow, today Built especially to carry people, deliver goods, boost, charge and even supply the electrical grid We drive companies and municipalities towards optimum new energy efficiency, profitability and durability.

Lion designs and assembles all components for its vehicles we manufacture our own chassis and van body, and we assemble our own batteries. We have the capacity to manufacture 2,500 vehicles per year using our current infrastructures.

With the rollout of several Lion Experience Centers and our drive to improve the quality of our environment, we have developed a curriculum for various environmental agencies to share our knowledge and understanding of electric vehicles. This program goes well beyond our circle of current customers, we set the training and service standards in the market.

LION ELECTRIC
The bright move.

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

General

GENERAL

1.      Purpose:

Determine Lion Electric's various quality and deliverable requirements expected of its suppliers.

2.    Scope:

This manual applies to suppliers who deliver parts or services included with our range of products. Every one of these suppliers must be in compliance with this manual. In the text below, the term parts also include services.

3.    Definitions:

Development part: Part produced according to drawing specifications, without any production methods, instructions, tools or rates. It allows for the specifications to be adjusted between the supplier and Lion.

PPAP part: Part produced according to drawing specifications, released with production methods, instructions, tools and rates. The part is delivered the first time based on these characteristics for a given drawing-revision-supplier.

Production part: Part produced according to drawing specifications, released with production methods, instructions, tools and rates. The part is delivered to Lion on a recurring basis.

PPAP: Production Part Approval Process.

PSW: Part Submission Warrant.

Non-conformity: A requirement is not met.

4.    Communications:

Lion communicates in English or French with its suppliers. All documents submitted by suppliers must be in English or French, as preferred by the supplier.

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Qualification

QUALIFICATION

5.    Suppliers qualification:

Suppliers are selected according to their expertise, capacity, quality and price. The process starts with the Strategic Purchasing department initiating a discussion with the supplier. Considering that a partnership may be formed, the Supplier Quality Manual is sent to the supplier so that the supplier can read it and confirm its compliance with the manual (Appendix 1).

Lion requires its suppliers to at least comply with the ISO 9001 standard in its business practices and recommends that they comply with the IATF 16949 automotive industry standard. A certified supplier must provide Lion with its most recent ISO 9001 and IATF 16949 certificates and must provide a copy of their new certification following renewal. A supplier without ISO 9001 standard accreditation is subject to a quality audit by Lion before first delivery of the production part. Following this audit, recommendations may need to be implemented before delivery of the first parts for approval.

At all times, for certified and non-certified suppliers, Lion reserves the right to visit a supplier's site within 24 hours in the event of a non-conformity. The supplier undertakes to receive Lion, confidentially share its business practices and implement recommendations from the audit.

The supplier must send the Lion Supplier Quality Manual to its sub-contractors and have it applied by them with the same stringency as Lion. It is the supplier's responsibility to qualify its sub-contractor and be liable for its sub-contractor's quality. Lion only communicates with direct suppliers and not with the sub-contractors of its suppliers.

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Qualification

6.    Qualification of PPAP part:

Lion has set up a Production Part Approval Process (PPAP). This process is to ensure the future quality of production parts, as at the start of production to eliminate subsequent problems with Lion vehicles.

The process is based on the AIAG (Automotive Industry Action Group) PPAP manual. In addition to approving the physical characteristics of the part, the purpose is to approve the manufacturing process. Lion recognizes that suppliers are experts in the manufacture of their product. However, Lion wants to ensure that all the characteristics of the manufacturing process had been taken into account, fully evaluated, and the necessary controls for delivering conforming parts have been implemented.

As an expert, the supplier has the responsibility to ask any necessary questions about the PPAP part before approving the Purchase Order (PO). If the supplier deems it necessary to request changes to the drawing for its manufacturing, the supplier must do so prior to accepting the PO.

PPAP's level required is level 4 in accordance with AIAG manual (Annex 2), unless otherwise specified under the purchase order. Parts to be used for the PPAP run shall be produced according to the manufacturing standard and with the final production tooling.

Be aware that from a purchase order standpoint, the part to be used for the PPAP run will come from the first production order. There won't be any specific PPAP order.

Number of parts required to produce for the PPAP run are 5 pieces by default. Consequently, PPAP package shall support this number of pieces and includes all the necessary measurement/test reports based on this sampling size.

Unless otherwise specified from our purchasing department, the PPAP parts shall be kept at supplier location as long as the PSW is not approved by our quality department.

At the discretion of the quality department, it may be possible that in some situation the quality department decide to lead an on-site process audit of the supplier manufacturing process.

All PPAP documents must be submitted to Lion. The supplier may submit these documents in its standard format in compliance with the AIAG PPAP manual or may ask Lion to supply it with a basic template.

A rejected PPAP leads to the rejection of the part or its manufacturing process. The supplier needs to review non-conforming items and resubmit the file and the PPAP parts. Production parts delivery cannot start without the Part Submission Warrant (PSW) signed by Lion's Quality department.

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Qualification

7.   Qualification of production parts:

When a PO is accepted by the supplier, the supplier undertakes to comply with all the terms and conditions, and to provide the parts based on the drawing requirements provided in the PO. The supplier is responsible for ensuring the quality of delivered production parts. These parts must be considered ready to install without Lion needing to inspect them.

Production parts will follow a periodic control process upon receipt, depending on the nature of the part, its criticality and its history. Any part that is non-conforming will follow the non-conformity process.

The quality documentation for each lot must be retained by the supplier for a period of five years after delivery of the last production part. These documents include various inspection reports, various tests conducted, and certificates for component material by production lot. These documents must remain accessible in a 24-hour period whenever required by Lion.

8.   Qualification of development part:

Development parts are not handle by the PPAP process. Lion expects parts under development to conform to the drawings, without needing to be manufactured according to future manufacturing standards. The parts will be subject to inspections and follow the same non-conformity process as a production part.

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Qualification

9.    Parts change or manufacturing process change

Any change to a part design or part manufacturing process must be sent at least 12 weeks in advance and approved by Lion before the change is applied. The supplier must complete the Product/Process Change Notification form available in Appendix 3. The part must undergo qualification of PPAP part again. Depending on the change made, only changes made may be submitted, subject to prior quality approval by Lion. Please refer to Table 31 in the 4th edition of the AIAG PPAP manual for sample changes.

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Delivery Requirements

DELIVERY REQUIREMENTS

1O. Parts identification label

Production parts must be identified at delivery. The identification may be indicated on the part or on the part packaging. Each part number is to be package dissentingly, parts from two different part numbers cannot be delivered in the same package. Lion requires the Lion part number followed by the revision number (e.g.: 12800169_00), the quantity, and the supplier's lot number on the identification label. The PO number, the PO line number, the Lion part number followed by the revision number (e.g.: 12800169_00), its description and quantity must also be indicated on the packing slip.

Development parts and PPAP parts must be identified with the same label as production parts. However, Lion also asks to have an additional label added with the following format. The label must be printed on blue paper for development parts and on pink paper for PPAP parts.

11.  Packaging:

Parts must be packaged according to standard industry requirements. The supplier is responsible for ensuring the selected packaging protects the material during its entire journey. Quantities per container must be validated by the Lion Logistics department for a part for approval.

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Non-conformity & Derogation

NON-CONFORMITY & DEROGATION

12.  Non-conformity:

A non-conformity is issued for any part that does not conform to the drawing or the pre-established packaging requirements. A non-conformity report is documented by Lion with information specifying the non-conformity and the lots affected. This report is submitted to the supplier by the Lion Quality department. The supplier reads the non-conformity and establishes an immediate response plan within 24 hours for the parts in stock at Lion or in transit. The supplier, based on Lion’s requirements and while ensuring the supply, proposes disposal of non-conforming lots that must be validated by Lion. When returning parts to the supplier or if Lion recycles the parts, a part replacement plan must also be included from the supplier in accordance with Lion's requirements. Should Lion need to sort or rework the parts, it would incur costs of $95/hour for labour and the costs for any additional material required. In the second option, Lion submits a preliminary cost estimate to the supplier. Should the supplier not respond to the non-conformity within 24 hours or the production line is stopped, the actions taken by Lion are automatically charged to the supplier. A contingency plan by the supplier with various actions taken must also be submitted to Lion within seven (7) days and must be approved before resumption of delivery. Under such circumstances, Lion may request different quality documents for the affected lots and prior lots. Based on the criticality or recurrence of the non-conformity, Lion may ask the supplier to produce a full corrective actions report based on industry standards (e.g.: Six Sigma, 8D, A3), including root causes and a detailed action plan. In such case, the supplier has fourteen (14) days to submit this documentation.

Lion can raise a non-conformity at any time. The non-conformity can be detected at reception, at production or following use of the vehicle by the customer. Lion may come back to its suppliers at any time, without any limitation period, if it shows that the non-conformity originates from the supplier.

13.  Derogation

The supplier may submit a derogation request when the part's condition does not conform to the drawing but the fit/ form/function is not affected. A derogation request must be sent to Lion's Quality department before delivery, indicating the lots, the quantity affected and the delivery dates. The Lion request form in Appendix 4 must be used. This request must be approved by the Lion Quality team before any delivery and this signed request must be attached to the delivery documentation.

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Appendix

Appendix 1: Confirmation of Compliance

Confirmation of Supplier Compliance
The supplier hereby confirms to have read the Supplier Quality Manual and confirms that the manual will be applied for all deliveries to Lion Electric.
Name of supplier:
ISO 9001 certification:	☐ YES* ☐ NO
IATF 16949 certification:	☐ YES* ☐ NO
*Please attach a copy of the certificate(s) to this letter.
Name of person in charge:
Titre
SIGNATURE: DATE
Please return the confirmation letter to your buyer as soon as possible.

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Appendix

Appendix 2: Requirements by PPAP

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Appendix

Appendix 3:  Product/Process Change Notification Form
(Available in electronic format from Lion)

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

Appendix

Appendix 4:  Supplier Derogation Request
(Available in electronic format from Lion)

SUPPLIER QUALITY MANUAL VO	info@thelionelectric.com

LION ELECTRIC

921 921 Rivière-du-Nord Road
Saint-Jérôme, QC J7Y 5G2
1-855-546-6706
Info@thelionelectric.com

SCHEDULE 6      Seller Standard Warranty Terms

EXHIBIT [C]

ROMEO SYSTEMS, INC. LIMITED PRODUCT WARRANTY

PURCHASER: ____________________________________________________________

PURCHASE AGREEMENT: __________________________________________________

1.   WARRANTY

Subject to Section 2 of this Romeo Systems, Inc. Limited Product Warranty (this "Warranty"), Romeo Systems, Inc., doing business as Romeo Power Technology ("Romeo"), warrants to the purchaser specified above ("Purchaser") that each battery pack purchased by Purchaser from Romeo pursuant to the Purchase Agreement identified above ("Product") shall be free of defects in design, materials and workmanship during the period (the "Warranty Period") commencing upon Purchaser's receipt of the Product and ending upon the earliest to occur of the following: (i) the [*] anniversary of the first use of the Product, (ii) the [*] anniversary of the date that Romeo first shipped the Product, and (iii) the aggregate accumulation of [*] ampere hours during discharge and charge as recorded and calculated by the Product ("Ah-throughput"); provided, however, that if the Product fails to record Ah-throughput or if the Ah-throughput record shall become corrupted or unreadable, the Warranty Period shall end on the earlier (i) the [*] anniversary of the first use of the Product and (ii) the [*] anniversary of the date that Romeo first shipped the Product.

2.   CONDITIONS

Notwithstanding any other provision hereof, this Warranty shall be void and of no force or effect if:

●	the Product is altered or repaired by any person other than Romeo or Romeo's authorized service representative;
●	neither Purchaser nor any person that subsequently obtains the Product shall fail in any respect to (i) install, operate, maintain, store and transport the Product in accordance with any guidelines or instructions provided by Romeo or (ii) comply with Section 3 of this Warranty;
●	cell temperature is at any time lower than 10°C or higher than 40°C; or
●	the Product is at any time exposed to ambient temperatures above 60°C or below -30°C.

Further, Romeo shall have no liability or obligation under this Warranty, and no Product shall be deemed to violate this Warranty, as a result of any failure, condition or problem attributable to:

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●	accident;
●	fire;
●	immersion in liquid;
●	natural disasters, war, riot, terrorism, or other events or occurrences that are beyond Romeo's reasonable control; or
●	electrical overloading or external electrical shorts, power failure surges, inrush current or lightning.

3.    CLAIM PROCESS AND EXCLUSIVE REMEDY

Purchaser shall promptly notify Romeo of any violation of this Warranty by telephone and email or physical letter as follows:

Email:	warrantyclaims@romeopower.com
Phone:	323-675-2180
Address:	Romeo Power Technology
4380 Ayers Ave
Vernon, CA 90058

Such notice shall (i) describe the warranty violation in detail and (ii) specify the date that the Product was first shipped by Romeo, the date that the Product was first used and the serial number of the Product. If Romeo requests, Purchaser shall confer (or shall cause the then-current owner of the Product to confer) with a Romeo engineer or technician for the purpose of providing any requested information and endeavoring to resolve the warranty claim expeditiously. If requested by Romeo, Purchaser shall allow (or shall cause the then-current owner of the Product to allow) an authorized Romeo engineer or technician to inspect the Product at Purchaser's (or such then-current owner's) facility or will ship (or cause the then-current owner to ship) the Product to Romeo, FOB destination, to the address provided above or other address specified by Romeo.

If Romeo accepts the warranty claim, it will promptly make commercially reasonable efforts to repair or replace the Product and, if the Product is at Romeo's facility, will ship the repaired or replaced Product to Purchaser FOB Purchaser's address (or, if Purchaser requests, to the then-current owner of the Product FOB such current owner's address). The repaired Product or replacement Product (as the case may be) will continue to be covered by this Warranty for the remainder of the original Warranty Period. (Accordingly, for purposes of determining the Warranty Period for a repaired or replacement Product, the ship date and first use date, respectively, of the repaired or replacement Product shall be deemed to be the same as the ship date and first use date of the original Product, and the Ah-throughput of the repaired or replacement Product as of the time that it is shipped or otherwise provided by Romeo shall be deemed to be the same as the Ah-throughput of the Product at the time of the applicable warranty claim.) Any Product or any components thereof that are replaced shall become the property of Romeo. The decision whether to repair a defective Product or replace it shall be made by Romeo in the exercise of its sole discretion. If the defective Product is replaced and the original Product is at Purchaser's (or the then-current owner's) facility, Purchaser will either ship the original Product back to Romeo or dispose of the original Product, in each case as Romeo instructs and at Romeo's sole expense.

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If Romeo rejects the warranty claim, it shall promptly so notify Purchaser in writing, which notice explains why Romeo rejected such claim. If the Product is at Romeo's facility, Romeo will either ship the Product back to Purchaser (or, if Purchaser requests, to the then-current owner) or dispose of the Product, in each case as the Purchaser instructs and at Purchaser's sole expense.

This Section 3 of this Warranty sets forth Romeo's only obligation and liability and Purchaser's sole and exclusive remedy for any breach of this Warranty.

4. NO ASSIGNMENT

Purchaser acknowledges that this Warranty is personal to Purchaser and may not be assigned or otherwise transferred by Purchaser.

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SCHEDULE 7          Product warranties